Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                          Nine Months Ended Sept. 30  Three Months Ended Sept. 30
                                              2002          2001           2002          2001
                                           ----------    ----------    -----------    -----------
BASIC
Average shares outstanding                 60,459,277    59,979,699     61,091,924     59,958,690
Net income (loss)                             $ 2,283      $(42,884)      $(10,865)      $(30,532)
     Per share amount                           $0.04       $(0.71)        $(0.18)        $(0.51)
                                                =====       ======         ======         ======
DILUTED
Average shares outstanding                 60,459,277    59,979,699     61,091,924     59,958,690
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       539,266       177,079        338,332        127,972
                                           ----------    ----------     ----------     ----------
                                           60,998,543    60,156,778     61,430,256     60,086,662
Net income (loss)                             $ 2,283      $(42,884)      $(10,865)      $(30,532)
     Per share amount                           $0.04        $(0.71)        $(0.18)        $(0.51)
                                                =====        ======         ======         ======